                                                                    Exhibit 10.4

                             JOINT VENTURE AGREEMENT

            THIS JOINT VENTURE AGREEMENT (this "AGREEMENT"), dated July 18, 2000, is entered into by and between FARMLAND INDUSTRIES, INC., a cooperative corporation organized under the laws of Kansas ("FARMLAND")and LAND O'LAKES, INC., a cooperative corporation organized under the laws of Minnesota ("LOL") (Farmland and LOL each individually a "PARTY" and together the "PARTIES").

                                   WITNESSETH:

            WHEREAS, each of the Parties is engaged in businesses of manufacturing and marketing of feed at the wholesale level in North America; and

            WHEREAS, in order to better realize the potential of the businesses, the Parties desire to form a joint venture by establishing and operating a limited liability company and by entering into agreements ancillary thereto;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the Parties agree as follows:


                                    ARTICLE I

                   ESTABLISHMENT OF LIMITED LIABILITY COMPANY

1. Limited Liability Company. The Parties shall cause to be formed a Delaware limited liability company with a name to be determined by the agreement of the Parties (the "COMPANY"). The members of the Company to be formed are Farmland and LOL (sometimes referred to herein collectively as the "MEMBERS"). LOL shall own a 69.2% financial interest and a 69.2% governance interest in the Company. Farmland shall own a 30.8% financial interest and a 30.8% governance interest in the Company. Farmland and LOL each shall at all times exercise all management rights with respect to the Company in such a manner as to ensure compliance with the provisions of this Agreement. The Members shall execute and deliver to each other a Limited Liability Company Agreement consistent with the provisions hereof and incorporating such other provisions as may be agreed to by the parties hereto. Upon completion of the Limited Liability Company Agreement it shall be separately initialed by the parties hereto and attached hereto as EXHIBIT B ("LLC AGREEMENT").

1.1   Purpose and Scope of Joint Venture.

      (a) Business Objectives: The Company's objectives and scope of business include: (i) manufacturing and selling feed and feed ingredient products including specialty feed and pet foods to Members, cooperative members and patrons of Members, and others for retail resale or use in North American markets, and (ii) providing other goods and services to Members, members and patrons of Members, and others.

      (b) Term. It is anticipated that the term of the Company would be perpetual subject to the earlier termination in accordance with the provisions of Delaware law.

      (c) Limited Purchase Option. LOL will have a limited one time option between 36 months and 60 months following the closing to purchase the interests of Farmland in the Company (the "Option"). In the event LOL determines that it may desire to exercise the Option, it would so notify Farmland. In the event that LOL and Farmland cannot agree on the price within 30 days of LOL's original notice, then unless otherwise agreed by the parties, they shall promptly together select two appraisers from the list of eight appended hereto as Schedule 1.1(c) with each party eliminating an appraiser until two remain. The two appraisers shall value Farmland's interest in the Company within 30 days of the initial notification to Farmland. The price of the Option shall be determined by averaging the two appraisals. Both appraisals shall value the Company's business as an ongoing business and shall do so by an analysis of expected future cash flows (based upon historical cash flows adjusted to reflect a fair market valuation of any changes in the Company's contracts with Farmland, and to eliminate the impacts of non-recurring events). Upon determination of the price of the Option, LOL will be permitted to determine whether or not it wishes to exercise the Option at any time within 60 days by providing at least 30 days prior written notice to Farmland. In the event that LOL does not elect to exercise such Option within the 60 day period, LOL's right to the Option shall be terminated. If LOL does wish to exercise its Option, it shall within such 60 day period notify Farmland. If within thirty days after the receipt of such notice Farmland elects not to permit LOL the right to exercise the Option, Farmland shall immediately notify LOL in writing of Farmland's election. Upon receipt of such notice by LOL, (i) such Option right shall cease to exist and be immediately cancelled, (ii) the voting rights of each person on the members committee shall immediately be revised so that, in aggregate, the voting power of the members of the members committee appointed by a Member shall reflect the actual the actual financial interest of such Member in the Company, and (iii) anything to the contrary in Section 1.6 of this Agreement notwithstanding, all decisions of the members committee shall thereafter be made upon a majority vote of the voting power of the members thereof and shall not require the affirmative vote of each of the Members or their representatives, provided however, that actions listed in Section 1.6 as items (ii), (iv), (v), (vi), and
      (viii) shall require the unanimous approval of both LOL and Farmland representatives on the members committee as will other actions affecting one Member or the other (as an investor in the Company) in a manner which is material (except as to distributions which are not proportionate to Members' respective economic interests), adverse, and not in proportion to the economic interests of such Member.


1.2 Financing of the Company. LOL expects to have contributed 69.2% of the equity capital of the Company, consisting of cash and the LOL Contributed Assets referred to in Section 1.4. Farmland expects to have contributed 30.8% of the equity capital of the Company, consisting of cash and the Farmland Contributed Assets referred to in Section 1.5, subject to the provisions of the LLC Agreement. The Parties shall arrange for financing of the joint venture pursuant to the terms of the LLC Agreement.


1.3 Compliance with Laws. All matters referred to herein are subject to and conditioned upon compliance with all applicable laws.

1.4   LOL's Contribution to Company.

      (a) Contribution of LOL Assets. At the Closing, in addition to any cash amount required by the LLC Agreement, except as the parties may otherwise agree, LOL shall contribute to the Company (i) all LOL's rights and interest to real property used by it in the manufacture and wholesale marketing of feed and feed ingredients in North America (the United States, Canada and Mexico) listed on Schedule 1.4(a) (the "LOL Real Property"), (ii) all of LOL's rights and interest in the Assigned Investments and Agreements listed on Schedule 1.4(a) attached hereto (including, without limitation, its interest and title to, and goodwill attendant thereto, its ownership, equity, and governance interests in the subsidiaries, joint ventures, and limited liability companies listed therein), (iii) all of LOL's rights and interest in Other Assets (as defined below) and (iv) the personal property listed on Schedule 1.4(a) attached hereto (the "LOL PERSONAL PROPERTY") (collectively, the "LOL CONTRIBUTED ASSETS"). The Parties hereby acknowledge and agree that the LOL Contributed Assets shall be deemed for all purposes to have been contributed to the Company effective as of the Closing Date, pursuant to this Agreement. On the Closing Date, LOL would transfer merchantable and usable inventories of feed and feed ingredients to Company at the lower of cost or market. Current liabilities equal to the value of such inventories transferred by LOL will also be transferred by LOL. Except for such current liabilities, no debt shall be transferred to the Company and all LOL Contributed Assets shall be contributed free and clear of any and all liens except as may exist in accordance with the provisions of subparagraph (d) of this Paragraph.

      (b) Other Assets; Excluded Assets. As used herein, the term "OTHER ASSETS" means the following items pertaining to the LOL Real Property (or any portion thereof): (i) any and all rights, licenses, permits, betterments, accretions, easements, and any personal property of every kind and character owned by LOL (and/or any Affiliate thereof), attached to, appurtenant to, located in, or used or useful in connection with the LOL Real Property; (ii) all construction, engineering, consulting, architectural and other similar contracts, and any and all amendments and modifications thereto, relating to the LOL Real Property and all warranties with respect thereto; (iii) all architectural, plans, specifications, soils tests, engineering reports and similar materials relating to the LOL Real Property; (iv) all deposits, performance bonds, guarantees or other payments given or made with respect to the LOL Real Property and any and all modifications and extensions thereto relating to the LOL Real Property; (v) all governmental entitlements (including, without limitation, all environmental reports, declarations, map approvals, conditional use permits, and any other permits related to the LOL Real Property), permissions, environmental clearances, rights, licenses and permits which relate to the LOL Real Property; (vi) all leases, licenses and occupancy agreements with respect to the LOL Real Property; (vii) all rights and remedies of LOL against the party from which LOL purchased the LOL Real Property; and (viii) all other general intangibles relating to the development and/or use of the LOL Real Property and the improvements thereon including, without limitation, all refunds and payments of any kind relating to the ownership, operation, use and/or disposition of the LOL Real Property, and all proceeds and claims arising on account of any loss, damage to or taking of the LOL Real Property (or any part thereof). Anything to the contrary herein notwithstanding, all LOL's recoveries and rights of recovery relating to the vitamin antitrust litigation or claims, and other class actions arising from or related to such litigation or claims shall remain the property of LOL. Among the excluded assets are: the accounts receivable of LOL relating to feed and feed ingredients which LOL would not transfer to Company but which, upon LOL's request and at its cost and expense, Company would assist LOL in collecting; any accrued but unpaid rebates and patronage refunds relating to feed ingredients and components purchased by LOL prior to the Closing Date anticipated to be paid or allocated to LOL from third parties; and all of LOL's interest in Project Explorer Mark II Corporation, Malta Texo Holding Company, and Land O'Lakes Multitecnologias Nutricionales de Mexico S.A de C.V. (together the "MALTA CLEYTON COMPANIES"), MoArk LLC, Norco Holding Co., and the LOL research farm.

      (c) Transfer on an "AS-IS" Basis. Each Party acknowledges and agrees that, except for the express representations and warranties set forth in this Agreement, the Company is acquiring the LOL Contributed Assets "AS IS" without any representation or warranty of LOL (or any other Party), express, implied or statutory, as to the nature or condition of the Contributed Assets, the condition of title to the Contributed Assets or the fitness for use of the Contributed Assets.

      (d) Prorations and Adjustments. The following shall be prorated and adjusted between LOL and the Company as of the Closing Date, except as otherwise specified:

            (i) General real estate, personal property and ad valorem taxes and assessments for the current tax year for the Contributed Assets with LOL being responsible for the payment of such items for the period before the Closing Date and the Company being responsible for such payment for the period on and after the Closing Date.

            (ii) Utility charges, if any, costs of maintaining the Contributed Assets, if any, and such other items that are customarily prorated in transactions of this nature shall be ratably prorated with LOL being responsible for the payment of such items for the period before the Closing Date and the Company being responsible for such payment for the period on and after the Closing Date.

      (e) Commissions or Fees. LOL hereby represents and warrants to Farmland that no person or entity is entitled to any commission, broker's fee or other compensation based on contacts or understandings between such claimant and LOL or its Affiliates with respect to the contribution of the LOL Contributed Assets.


1.5   Farmland's Contribution to Company.

      (a) Contribution of Farmland Assets. At the Closing, in addition to any cash amount required by the LLC Agreement, except as the parties may otherwise agree, Farmland shall contribute to the Company (i) all Farmland's rights and interest to real property used by it in the wholesale marketing of feed and feed ingredient products in North America (United States, Canada and Mexico), all as more specifically listed on
      Schedule 1.5(a) (the "FARMLAND REAL PROPERTY"), (ii) all of Farmland's rights and interest in the Assigned Investments and Agreements listed on
      Schedule 1.5(a) attached hereto

(including, without limitation, its interest and title to, and goodwill attendant thereto, its ownership, equity, and governance interests in the subsidiaries, joint ventures, and limited liability companies listed therein),
(iii) all of Farmland's rights and interest in Other Assets (as defined below); and (iv) the personal property, listed on Schedule 1.5(a)) together with the economic benefit of but not the title to those assets owned or used for the production and distribution of Di-cal for use in animal feeds or feed ingredients attached hereto (the "FARMLAND PERSONAL PROPERTY") (collectively, the "FARMLAND CONTRIBUTED ASSETS"). The Parties hereby acknowledge and agree that the Farmland Contributed Assets shall be deemed for all purposes to have been contributed to the Company effective as of the Closing Date, pursuant to this Agreement. On the Closing Date, Farmland would transfer merchantable and usable inventories of feed and feed ingredients to Company at the lower of cost or market. Current liabilities equal to the value of such inventories transferred by Farmland will also be transferred by Farmland. Except for such current liabilities, no debt shall be transferred to the Company and all Farmland Contributed Assets shall be contributed free and clear of any and all liens except as may exist in accordance with the provisions of subparagraph (d) of this Paragraph.

      (b) Other Assets; Excluded Assets. As used herein, the term "OTHER ASSETS" means the following items pertaining to the Farmland Real Property (or any portion thereof): (i) any and all rights, licenses, permits, betterments, accretions, easements, and any personal property of every kind and character owned by Farmland(and/or any Affiliate thereof), attached to, appurtenant to, located in, or used or useful in connection with the Farmland Real Property; (ii) all construction, engineering, consulting, architectural and other similar contracts, and any and all amendments and modifications thereto, relating to the Farmland Real Property and all warranties with respect thereto; (iii) all architectural, plans, specifications, soils tests, engineering reports and similar materials relating to the Farmland Real Property; (iv) all deposits, performance bonds, guarantees or other payments given or made with respect to the Farmland Real Property and any and all modifications and extensions thereto relating to the Farmland Real Property; (v) all governmental entitlements (including, without limitation, all environmental reports, declarations, map approvals, conditional use permits, and any other permits related to the Farmland Real Property), permissions, environmental clearances, rights, licenses and permits which relate to the Farmland Real Property; (vi) all leases, licenses and occupancy agreements with respect to the Farmland Real Property; (vii) all rights and remedies of Farmland against the party from which Farmland purchased the Farmland Real Property; and (viii) all other general intangibles relating to the development and/or use of the Farmland Real Property and the improvements thereon including, without limitation, all refunds and payments of any kind relating to the ownership, operation, use and/or disposition of the Farmland Real Property, and all proceeds and claims arising on account of any loss, damage to or taking of the Farmland Real Property (or any part thereof). Anything to the contrary herein notwithstanding, all Farmland's recoveries and rights of recovery relating to the vitamin antitrust litigation or claims, and other class actions arising from or related to such litigation or claims shall remain the property of Farmland. Among the excluded assets are: the accounts receivable of Farmland relating to feed and feed ingredients which Farmland would not transfer to Company but which, upon Farmland's request and at its cost and expense, Company would assist Farmland in collecting; Farmland's Research Farm; all Farmland's right title and interest in and to the assets and agreements used in the production and distribution of Di-cal; and any accrued but unpaid rebates and patronage refunds relating to feed ingredients and components purchased by Farmland prior to the Closing Date anticipated to be paid or allocated to Farmland from third parties.

      (c) Transfer on an "AS-IS" Basis. Each Party acknowledges and agrees that, except for the express representations and warranties set forth in this Agreement, the Company is acquiring the Farmland Contributed Assets "AS IS" without any representation or warranty of Farmland (or any other Party), express, implied or statutory, as to the nature or condition of the Farmland Contributed Assets, the condition of title to the Farmland Contributed Assets or the fitness for use of the Farmland Contributed Assets.

      (d) Prorations and Adjustments. The following shall be prorated and adjusted between Farmland and the Company as of the Closing Date, except as otherwise specified:

            (i) General real estate, personal property and ad valorem taxes and assessments for the current tax year for the Contributed Assets with Farmland being responsible for the payment of such items for the period before the Closing Date and the Company being responsible for such payment for the period on and after the Closing Date.

            (ii) Utility charges, if any, costs of maintaining the Contributed Assets, if any, and such other items that are customarily prorated in transactions of this nature shall be ratably prorated with Farmland being responsible for the payment of such items for the period before the Closing Date and the Company being responsible for such payment for the period on and after the Closing Date.


      (e) Commissions or Fees. Farmland hereby represents and warrants to LOL that no person or entity is entitled to any commission, broker's fee or other compensation based on contacts or understandings between such claimant and Farmland or its Affiliates with respect to the contribution of the Contributed Assets.

1.6 Governance of the Company. Farmland and LOL will each appoint two management representatives to serve on a four person members committee which shall meet every other month during the year 2000 and thereafter shall meet quarterly or upon such other schedule as determined by the members committee. Except for the following matters, in the event of a deadlock in matters presented to the members committee of the Company, LOL will be permitted to cast a tie breaking vote and would do so in its fiduciary capacity. The following matters will require the approval of the members committee representatives of both Members of the Company: (i) a material change the scope of the business of the Company (ii) election to dissolve the Company; (iii) approval of the sale of all or substantially all of its assets or significant assets; (iv) requiring any additional capital contributions; (v) authorizing cash distributions of earnings of the Company to the Members including, but not limited to, distributions which are not in proportion to their respective economic interests; (vi) making any change in income tax elections or changing accounting practices from those in effect within LOL as of the Closing but only to the extent they have a material impact on Farmland; (vii) reducing the number of meetings of the members committee to less than four per calendar year, (viii) amending the Management Contract with LOL, and (vi) adoption of the annual budgets and business plans for the Company and any material amendments thereto (provided that such approvals shall be considered by all parties on a basis of being a fiduciary of the Company and shall not be unreasonably withheld, and provided further that expenditures of capital amounts in any year which do not exceed the amount of depreciation of existing assets in such year shall, by definition, be deemed to be reasonable and shall not require the approval of both Members).

1.7 Future Investments Requiring Equity Capital. To the extent that any future investment, joint venture, or capital project of the Company requires equity capital to be infused by the Parties, or which for any other reason requires the consent of both parties, Farmland shall be granted the election to either participate on a pro-rata basis or to avoid any capital contribution with respect thereto. If Farmland does not elect to participate on a pro-rata basis, the total economic interest of Farmland and the other Members of the Company following such investment shall be reallocated, following the procedures relating to appraisal described in Section 1.1(c), to accurately reflect the contributions to the Company whether by contribution, merger, or acquisition.


1.8 Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In case of any inconsistency between the terms of this Agreement and the terms of any Exhibit or Schedule, the terms of this Agreement shall prevail. The following are the Exhibits and Schedules attached to and incorporated in this Agreement:

Name of Exhibit or Schedule                                Description
---------------------------                                -----------
Schedule 1.1(c)                                            List of Appraisers

Schedule 1.4(a)                                            List of LOL Contributed Assets

Schedule 1.5(a)                                            List of Farmland Contributed Assets

 Schedule 3.1(c)                                           LOL Consents and Approvals

Schedule 3.1(d)                                            LOL Violations or Conflicts

Schedule 3.1(g)                                            Liabilities or Obligations relating to LOL
                                                           Contributed Assets

Schedule 3.2(c)                                            Farmland Consents and Approvals

Schedule 3.2(d)                                            Farmland Violations or Conflicts

Schedule 3.2(g)                                            Liabilities or Obligations relating to Farmland
                                                           Contributed Assets

Schedule 8.3                                               Exceptions to Historical Cost Allocations

Exhibit A                                                  Defined Terms

Exhibit B                                                  Limited Liability Company Agreement

Exhibit C                                                  Bill of Sale and Assignment of Contracts and
                                                           Assumption Agreement

Exhibit D                                                  Management Contract

Exhibit E                                                  Farmland Feed Product Purchase Agreement

Exhibit F                                                  LOL Feed Product Purchase Agreement

Exhibit G                                                  Farmland Di-cal Product Purchase Agreement




                                   ARTICLE II

                                   DEFINITIONS

      Capitalized terms used but not defined herein shall have the respective meanings set forth or made applicable in Exhibit A hereto.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1   By LOL.  LOL hereby represents and warrants to Farmland as follows:

      (a) Organization. LOL is an agricultural cooperative duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to own and operate its assets and properties and to carry on its business as presently being conducted and as presently proposed to be conducted (including in the manner contemplated by this Agreement) and is duly qualified to do business and is in good standing in all jurisdictions in which the ownership or occupancy of its properties or its activities presently make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect upon it.


      (b) Authority. LOL has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, to contribute the Contributed Assets to the Company and to consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such Ancillary Agreement by LOL and the consummation by LOL of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate proceedings of LOL. This Agreement and each Ancillary Agreement that has been executed by LOL on or prior to the date hereof have been duly and validly executed and delivered by LOL and each constitutes a legal, valid and binding obligation of LOL, enforceable against LOL in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

      (c) Consents and Approvals. Except as set forth in Schedule 3.1(c) attached hereto and made a part hereof, no Consents are required to be obtained from, and no registrations, declarations and filings are required to be made with, any third party or Governmental Authority to permit LOL to execute, deliver and perform this Agreement and any Ancillary Agreement to which it is a party. All terms and conditions contained in, or existing in respect of, such Consents have been duly satisfied and performed to the extent necessary prior to the date of the execution and delivery of this Agreement.

      (d) No Violations or Conflicts. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by LOL do not and will not, subject to those items set forth on Schedule 3.1(d),
      (i) violate or conflict with any provision of, or result in the breach of, any applicable statute, law, rule or regulation of any Governmental Authority, the Articles of Incorporation or By-laws of LOL, or any contract, agreement, indenture or other instrument or obligation to which LOL is a party or by which LOL or any of its assets (including the Contributed Assets) is bound or of any order, judgment, writ, injunction, award, ruling or decree applicable to LOL, or (ii) constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, breach or termination, or result in a violation or revocation of any permit from any Governmental Authority, regulatory body or other third party, except to the extent that the occurrence of any of the foregoing would not individually or in the aggregate have a Material Adverse Effect on the ability of LOL to consummate the transactions contemplated hereby or by any Ancillary Agreement.

      (e) Litigation. There is no action, suit or proceeding pending, or to the knowledge of LOL threatened, against LOL which questions the validity of this Agreement, the Contributed Assets or any Ancillary Agreement or any action taken or to be taken pursuant to or in connection with this Agreement, the Contributed Assets or any Ancillary Agreement or which would, if adversely determined, affect the ability of LOL to perform its obligations hereunder or thereunder or have a Material Adverse Effect on LOL.

      (f) Compliance with Law. LOL and its Affiliates have conducted their respective businesses in material compliance with applicable statutes and other laws, rules, regulations, or interpretation of any Governmental Authority and any Governmental Licenses.

      (g) Contributed Assets. LOL has, and when the Contributed Assets are contributed to the Company, the Company will have, good and marketable title to the Contributed Assets, free and clear of any mortgages, liens, claims, encumbrances, pledges, conditional sale agreements, security agreements and charges in favor of any third party of any nature. Except as disclosed on Schedule 3.1(g), there are no liabilities, including environmental liabilities, or obligations of any nature, whether absolute, accrued, contingent or otherwise, relating to the Contributed Assets, other than obligations which are in amounts which, in the aggregate, shall not have a material impact on the value of the Contributed Assets. Subject to the obtaining of the consents described in Schedule 3.1 (c), any contracts included in the Contributed Assets are assignable and are in full force and effect, no dispute or disagreement exists under any such contract. LOL has made, or will make, available to Farmland true and correct copies of each such contract. Neither LOL nor, to its knowledge, any other party is in default in connection with any such contract.

3.2   By Farmland.  Farmland hereby represents and warrants to LOL as follows:

      (a) Organization. Farmland is a corporation duly organized, validly existing and in good standing under the laws of Kansas; has full corporate power and authority to own and operate its assets and properties and carry on its business as presently being conducted and as presently proposed to be conducted (including in the manner contemplated by this Agreement) and is duly qualified to do business and is in good standing in all jurisdictions in which the ownership or occupancy of its properties or its activities presently make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect upon it.

      (b) Authority. Farmland has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Farmland and the consummation by Farmland of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate proceedings Farmland. This Agreement and each Ancillary Agreement that has been executed by Farmland on or prior to the date hereof have been duly and validly executed and delivered by such corporation and each such agreement constitutes a legal, valid and binding obligation of Farmland, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

      (c) Consents and Approvals. Except as set forth in Schedule 3.2(c) attached hereto, and made a part hereof, no Consents are required to be obtained from, and no registrations, declarations and filings, are required to be made with, any third party or Governmental Authorities to permit Farmland to execute, deliver and perform this Agreement and any Ancillary Agreement to which such corporation is a party. All terms and conditions contained in, or existing in respect of, such Consents have been duly satisfied and performed, to the extent necessary prior to the date of the execution and delivery of this Agreement.

      (d) No Violations or Conflicts. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Farmland do not and will not, subject to those items set forth on Schedule 3.2(d) attached hereto, (i) violate or conflict with any provision of, or result in the breach of, any applicable statute, law, rule or regulation of any Governmental Authority, the Articles of Incorporation or By-laws of Farmland or any contract, agreement, indenture or other instrument or obligation to which Farmland is a party or by which Farmland or any of the assets of Farmland is bound, or of any order, judgment, writ, injunction, award, ruling or decree applicable to Farmland, or (ii) constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, breach or termination, or result in a violation or revocation of any permit from any Governmental Authority, regulatory body or other third party, except to the extent that the occurrence of any of the foregoing would not individually or in the aggregate have a Material Adverse Effect on the ability of Farmland to consummate the transactions contemplated hereby or by an Ancillary Agreement.

      (e) Litigation. There is no action, suit or proceeding pending, or to the knowledge of Farmland threatened, against Farmland which questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken pursuant to or in connection with this Agreement or any Ancillary Agreement or which would, if adversely determined, affect the ability of Farmland to perform its obligations hereunder or thereunder or have a Material Adverse Effect on Farmland.

      (f) Compliance with Law. Farmland and its Affiliates have conducted their respective businesses in material compliance with applicable statutes and other laws, rules, regulations, or interpretation of any Governmental Authority and any Governmental Licenses.

      (g) Contributed Assets. Farmland has, and when the Farmland Contributed Assets are contributed to the Company, the Company will have, good and marketable title to the Farmland Contributed Assets, free and clear of any mortgages, liens, claims, encumbrances, pledges, conditional sale agreements, security agreements and charges in favor of any third party of any nature. Except as disclosed on Schedule 3.2(g), to the knowledge of Farmland there are no liabilities, including environmental liabilities, or obligations of any nature, whether absolute, accrued, contingent or otherwise, relating to the Farmland Contributed Assets, other than obligations which are in amounts which, in the aggregate, shall not have a material impact on the value of the Farmland Contributed Assets. Subject to the obtaining of the consents described in Schedule 3.2 (c), any contracts included in the Farmland Contributed Assets are assignable and are in full force and effect, no dispute or disagreement exists under any such contract. Farmland has made, or will make, available to LOL true and correct copies of each such contract. Neither Farmland nor, to its knowledge, any other party is in default in connection with any such contract.

3.3 Survival. All representations and warranties made herein shall survive the execution and delivery of this Agreement and for a period of time equal to the statutes of limitations applicable or related thereto.

3.4 Finder's Fees. Each Party represents that it has not engaged or authorized any broker, finder or similar agent who would be entitled to a commission or other fee in respect of the transactions contemplated by this agreement.


                                   ARTICLE IV

                           COVENANTS PRIOR TO CLOSING

4.1 Covenants . Each Party shall, prior to the Closing effected pursuant to this
Agreement:


      (a) Due Diligence. Upon written request, make available to other Parties any documents and materials reasonably necessary to permit them to conduct legal, business and economic due diligence, provided however, that nothing herein shall be deemed to permit a party hereto to conduct a Phase II environmental audit on or with respect to the real property of another party without the written permission of the other party given or withheld in its sole discretion.

      (b) Assistance to Company. Use reasonable efforts to assist the Company in obtaining all necessary permits and licenses necessary for it to conduct the business contemplated hereby.

      (c) Covenant to Close. Have duly performed and complied with all agreements and conditions required by this Agreement and the LLC Agreement to be performed or complied with by it on or prior to the Closing Date.

4.2 Publicity. Any and all publicity concerning any matters contemplated under this Agreement or an Ancillary Agreement shall be agreed upon in writing by all Parties, unless otherwise required by law.


                                    ARTICLE V

                                     CLOSING

5.1 Closing Date. The Closing shall be held as soon as practicable and in any event within 10 business days after each of the conditions referred to in Sections 5.2 have been satisfied or waived (the "CLOSING DATE") at the offices of LOL, or at such other date, time and place as the Parties shall mutually agree; provided that the Agreement has not been terminated pursuant to Article VI prior to such date. At the Closing, the actions and deliveries referred to in Sections 5.3 and 5.4 shall take place and the documents referred to therein shall be exchanged. The Parties agree and acknowledge that it is their mutual intention to be bound in good faith by this Agreement in accordance with its terms, it being agreed and understood that the Closing contemplated by this Agreement shall be subject only to the satisfaction or waiver by the appropriate Party of the conditions set forth in this Article V.

5.2 Conditions to the Obligations of All Parties. The obligations of the Parties set forth in this Agreement are subject to the following conditions:


      (a) The results of legal, business and economic due diligence investigations, if any, conducted by each of the Parties shall be completed to the satisfaction of the investigating Party and the approval of the transactions by the respective Boards of Directors of each party prior to August 31, 2000;


      (b) Each of the representations and warranties made by the Parties shall be true and correct when made and as of the Closing Date;


      (c) Each Party shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;


      (d) Restructuring of agreements between either of the Parties and third parties as necessary;

      (e) All necessary Consents from Governmental Authorities shall have been obtained by the Parties; and

      (f) As to Farmland only, LOL shall have obtained the consents and approvals of the parties described on Schedule 3.1(c), and as to LOL only, Farmland shall have obtained the consents and approvals of the parties described on Schedule 3.2(c).

5.3 LOL and Farmland Actions and Deliveries at Closing. At or prior to the Closing, each of the Parties shall:

      (a) Execute and deliver a signed copy of the Ancillary Agreements to which it is a party;

      (b) Deliver a certificate signed by its duly authorized representative stating that all its representations and warranties contained in this Agreement and the LLC Agreement are true and correct as of the Closing Date and all its covenants required to be performed as of the Closing Date have been performed;

      (c) Respectively deliver deeds in recordable form to the LOL Real Property and the Farmland Real Property; and

      (d) Execute and deliver a Bill of Sale and Assignment of Contracts and Assumption Agreement in the form of EXHIBIT C attached hereto;

5.4 Company Actions and Deliveries at Closing. At or prior to the Closing, following execution and delivery of the LLC Agreement by the parties thereto, the Certificate shall be executed and filed with the Secretary of State of the State of Delaware.


                                   ARTICLE VI

                                   TERMINATION


6.1 Termination. Prior to the Closing, this Agreement shall be terminated upon the occurrence of either of the following events:

      (a) The written election of a Party that is not in material default or material breach under any of the provisions of this Agreement, (i) if there is a material default by the other Party in its obligations hereunder, or there is a material breach by the other Party of its representations and warranties hereunder, and such default or breach, as the case may be, shall not have been cured by the defaulting or breaching Party within twenty (20) business days after notice of such default or breach has been given by the non-defaulting, non-breaching Party to the defaulting Party or (ii) if the Closing has not occurred by October 1, 2000;

      (b) The written election of the Party not subject to the same, upon (i) the admission in writing by a Party of its inability to pay its debts as they become due; (ii) the institution by a Party of proceedings for relief as a debtor under United States law, as now constituted or hereafter in effect, including, without limitation, Title 11 of the United States Bankruptcy Code, or under any state or other law for the relief of debtors; (iii) the institution against a Party or its direct or indirect parent of any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation or reorganization under any bankruptcy, insolvency or similar laws for the relief of debtors, or seeking the appointment of a receiver or equivalent official for any substantial part of its assets, and such proceeding shall not have been dismissed or withdrawn within sixty (60) days from the date of the institution thereof; (iv) the making by a Party or its direct or indirect parent of an assignment for the benefit of creditors; or (v) the appointment of a receiver or trustee for the business or properties of a Party or its direct or indirect parent.

                                   ARTICLE VII

                                 INDEMNIFICATION

7.1 Indemnification by a Party. Subject to Section 7.2, each Party (the "INDEMNIFYING PARTY") shall indemnify, defend and hold harmless the Company, the other Party, the other Party's Affiliates, and the other Party's and each such Affiliate's employees, officers, directors and agents, and the Company's officers and Representatives (collectively the "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, suits, damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees), to the extent caused by, resulting from or arising out of or in connection with any of the following:

      (a) The breach of, or misrepresentation contained in, any written representation or warranty made by the Indemnifying Party or its Affiliates in this Agreement, in any Ancillary Agreement, in any officer's certificate delivered hereunder, or in any written agreement between a Party and the Company;

      (b) Conditions existing at the time of contribution or transfer of any property or assets to the Company with respect to property or assets so contributed or transferred by the Indemnifying Party;

      (c) The breach or default in performance of any covenant or agreement required to be performed by the Indemnifying Party contained in the Agreement or any Ancillary Agreement; or

      (d) Any claim, action, suit or proceeding or threat thereof, made or instituted as a result of acts or omissions of the Indemnifying Party or its Affiliates unrelated to the business and operations of the Company or outside the scope of the Indemnifying Party's rights or authority conferred by this Agreement.

7.2   Survival; Limitations; Procedures

      (a) The indemnification obligations contained in Section 7.1 shall survive the Closing and shall remain in effect for a period of five years after the Closing Date.

      (b) The rights and remedies provided to the Parties and the Company in this Agreement are cumulative and non-exclusive and shall not preclude any other right or remedy available to any Party or the Company at law or in equity.

      (c) Notwithstanding any other provision hereof, neither the Company nor any Party shall be liable to any other Party or its Affiliates, the Company, or any other Indemnified Person for special, indirect, punitive or consequential damages, including but not limited to loss of profit.

      (d) If the Indemnifying Party makes any payment in respect of indemnity obligations under Section 7.1, it shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims of the Indemnified Person with respect to such claim.

      (e) Notwithstanding any other provision hereof, neither the Company nor any Party shall be liable to any other Party or its Affiliates for debts, liabilities or any other obligations except as specifically assumed in a writing in or pursuant to this Agreement.

                                  ARTICLE VIII

                                  POST CLOSING

8.1 Extension of Membership or Patronage Rights. LOL and Farmland will each as soon as practical following closing extend an offer of membership and the ability to procure feed and feed ingredient products through the Company on a cooperative basis as facilitated by each of them, the intention being that all qualified patrons of LOL and Farmland will be entitled to participate on a patronage basis in the patronage sourced earnings of both Farmland and LOL derived from the Company. Except as may be otherwise agreed by the Members, all marketing of feed and feed ingredient products by the Company is anticipated to be for the benefit of members and patrons of Farmland and LOL with the intention being that Farmland and LOL will be able to treat the earnings therefrom as patronage business done with or for their respective members and patrons as permitted under the Internal Revenue Code. Earnings of the Company will be split on the basis of the economic interests of the parties as determined from time to time.

8.2   Non-Competition.

      (a) During the term of the Company, Farmland and, except with respect to the Malta Cleyton Companies, MoArk LLC, and Norco Holding Co., LOL agree not to directly or indirectly engage in the wholesale marketing of feed and feed ingredients in North America. In the event of a consummated exercise of the Option as herein provided, Farmland agrees not to directly or indirectly engage in the wholesale marketing of feed and feed ingredients in North America for a period of five (5) years following the exercise of the Option. This paragraph shall not apply to the sale of grain, grain processed products or byproducts being sold by Farmland which may be considered feed ingredients. If Farmland acquires or proposes to acquire principally wholesale feed assets through merger, consolidation, as part of an acquisition of all or substantially all of the assets of another person (the "Acquisition"), LOL and Farmland shall negotiate in good faith for a period of 120 days following the Acquisition by Farmland to reach agreement on sale, lease or management of said assets to or by LOL and/or the Company. If LOL and Farmland are unable to reach agreement of the terms of the lease, sale or management agreement, such assets shall, within a two (2) year period following the acquisition by Farmland, be sold or transferred to a third party which is unrelated by ownership or by continuing contract to Farmland. Pending such sale or transfer, such assets shall to the extent legally permissible be operated and managed by LOL for the sole economic benefit of Farmland. To the extent such management and operation is not legally permissible in the reasonable determination of LOL, such assets shall, pending sale or transfer, be operated by Farmland on a full arms length basis for its own account.

      (b) The Parties believe that the restrictive covenant contained in this paragraph is reasonable. However, if any court having jurisdiction shall at any time hereafter hold this restriction to be unenforceable or unreasonable, whether as to scope, territory or period of time specified herein, and if such court shall declare or determine the scope, territory or period of time which it deems to be reasonable, such scope, territory or period of time shall be deemed to be reduced to that declared or determined by said court to be reasonable.

      (c) Each Party recognizes that in the event of violation of the terms of the above covenant, the other Party will suffer irreparable damages and that it will be difficult if not impossible to compute actual damages sustained by the Party as the result of such unauthorized competition. Therefore, the Parties agree that each Party shall be entitled to apply to a court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants contained herein.

8.3 Management Contract; Employees; Business Plan. The Company and LOL shall enter into a management contract substantially in the form of Exhibit D attached hereto pursuant to which LOL shall manage and operate the business and affairs of, and shall provide all staff services for, the Company at LOL's cost (including reasonable and equitable overhead expenses) of providing such service. Subject to exceptions described in Schedule 8.3, if any, the historic allocation method and cost level of LOL's provision of such services shall be deemed a safe harbor with respect to such services. The term of the management contract shall be continuing for the term of the Company. LOL shall submit an annual budget and business plan to the members committee of the Company for approval. LOL shall be subject to the approved budget and business plan in managing the Company. Such business plan shall include an annual budget for expenses, revenues, working capital reserves, and capital expenditures, any additional capital contributions needed for the operation of the business. As part of its management authority, LOL shall select the President and the other officers and employees of the Company and the location of its principal offices; provided that, prior to selecting officers of the Company, the Members shall meet to assist LOL in determining which Farmland employees are important to maintaining desirable relationships in the feed and feed ingredients businesses. LOL shall give due consideration to maintaining the integrity of business operations and relationships in selecting officers and employees of the Company. In providing services pursuant to the management agreement LOL shall have a fiduciary duty to the Company, and shall be responsible to the Company for its acts and omissions on a standard of gross negligence. For an appropriate period following the Closing, as may be determined by LOL, LOL and Farmland shall each lease such employees to LOL as may be determined by LOL. Thereafter, such employees shall become employees of LOL.

8.4 Feed Supply Agreements. The parties will at closing enter into supply agreements substantially in the form of Exhibit E with respect to Farmland and of Exhibit F with respect to LOL for branded feed, specialty feeds, catfish, swine and cattle feed (to the extent the purchase of such feed is controlled or influenced by any of the Parties), and ingredients excluding grain (with appropriate liquidated damage amounts) for the purchase from the Company by the Parties (and third parties to the extent the Parties may control or influence their purchase of feed or feed ingredients) of their requirements of such products. The term of such agreements shall run for the longer of the term of the Company or, if LOL exercises the Option, for five
(5) years following the exercise of the Option by LOL. Terms, including price terms, of such agreements will be no less favorable than terms provided by the Company to other purchasers similarly situated. If the price and other terms relating to the purchase and sale of any such product is not competitive with those of other suppliers willing and able to provide such product to the parties on a similar quantity and quality basis, the parties shall be excused or released from their obligations with respect to such product unless the price and other terms are modified to be competitive.

8.5 Di-cal Agreement. The parties will at closing enter into a supply agreement between the Company and Farmland relating to the operation of the Di-cal assets substantially in the form of Exhibit G. Said agreement shall continue for a term of five (5) years following a consummation by LOL of an exercise of the limited Option to acquire Farmland's interest in the Company by LOL. The agreement will reflect cost allocations, product pricing and other terms so as to provide the Company with the opportunity to receive the economic benefit and cash flow from the Di-cal assets as was used to determine the contribution of the Di-cal earnings in the valuation of Farmland's interest in the Company.


                                   ARTICLE IX

                                  MISCELLANEOUS

9.1 Expenses. The Parties shall bear their own costs and expenses incurred in connection with the performance of their obligations under this Agreement. Any acquisition or professional fees incurred by an party in connection with the transactions contemplated hereby shall be paid by such party and shall not be a liability of the Company.

9.2 Exchange of Information. Neither Party nor any of its Affiliates shall prior to the Closing Date produce to or exchange with the other Party any competitively sensitive information unless counsel to each Party has reached the independent determination, made in good faith, that the production or exchange of such information will not violate Sections 1 and 2 of the Sherman Act, 15 U.S.C. Sections 1, 2, Section 7 and 7A of the Clayton Act, 15 U.S.C.
Sections 18, 18A, and Section 5 of the Federal Trade Commission Act, 15
U.S.C. Section 45. For these purposes, the term "competitively sensitive information" shall mean: (i) information concerning allowable and unallowable costs, including rates for services and price quotes or bids provided to any government agency or other customer, (ii) trade secrets or confidential practices, methods or processes, or (iii) any business plans, strategic plans or competitive strategies.

9.3 Co-Branding. All feed products sold by the Company shall be branded with such trademarks and tradenames, including those of Farmland and LOL, so as to preserve and maximize the feed business of the Company. The parties each may also limit the duration or nature of use of their brands which are also used in their businesses which are not part of the transferred feed businesses. It is anticipated that the "Farmland" brand shall eventually be eliminated from the feed business. The duration of licenses permitting the Company to use the brand names shall be mutually agreed upon between LOL and Farmland.

9.4 Notice. All notices, reports, requests, demands and other communications under or in connection with this Agreement or any other agreements entered into between the Parties in connection with this Agreement shall be written in the English language and shall be sent by registered airmail, postage prepaid, return receipt requested, and addressed as follows, and all notices, reports, requests, demands and other communications shall be deemed to have been given on the date of receipt indicated on the return receipt.

            If to Farmland:  Farmland Industries, Inc.
                             3315 N. Oak Trafficway
                             P. O. Box 7305
                             Kansas City, MO 64116
                             Attn: Legal Department

            If to LOL:       Land O'Lakes, Inc.
                             4001 Lexington Avenue North
                             Arden Hills, MN 55126
                             Attn: Law Department

Any Party may change its postal address for the purpose of this Section 9.4 by notice given to the other Parties in the manner set forth above.

9.5 Assignability; Transferability of Interests in the Company. Except as otherwise expressly provided in this Agreement, no Party shall assign or transfer or otherwise dispose of to any third party all or any part of this Agreement or any of the rights or obligations to accrue hereunder, without the prior written consent of the other Parties; provided that restrictions, if any, on the transfer of any interest in the Company shall be as set forth in the LLC Agreement.

9.6   Entire Agreement and Non-Waiver.

         (a) This Agreement and the Ancillary Agreements constitute the entire and only agreement among the Parties hereto relating to the subject matter of the joint venture arrangement, and supersede and cancel all previous negotiations, agreements, commitments or representations (if any), oral or written, in respect thereto, and shall not be discharged, changed or modified in any manner except by instruments signed by duly authorized representatives of the Parties.

         (b) Any failure by any Party to enforce any provision of this Agreement shall not be considered as constituting a waiver of that Party's right to enforce thereafter the same provision or other provisions hereof whether or not of similar character.

9.7 Further Assurances. Each Party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement and the transactions contemplated herein.

9.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and no other person or entity is entitled to rely upon or benefit from this Agreement or any term hereof, except by a writing signed by all of the Parties hereto.

9.9 Modification. The terms of this Agreement may not be modified, amended, or otherwise changed in any manner, except by an instrument in writing executed by each of the parties hereto.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

      FARMLAND INDUSTRIES, INC.


      By:    /s/ Robert W. Honse
           -------------------------------------------------
      Name:  Robert W. Honse
      Title: President &  Chief Executive Officer


      LAND O'LAKES, INC.


      By:   /s/ John E. Gherty
           -------------------------------------------------
      Name:   John E. Gherty
      Title:     President & Chief Executive Officer

                                    EXHIBIT A

                                  DEFINED TERMS

      The definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any contract or law are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. Unless otherwise specifically indicated, the word "or" shall be deemed to be inclusive and not exclusive.

      "AFFILIATE", when used with reference to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. For purposes of this definition, "CONTROL" shall mean the direct or indirect actual or beneficial ownership of securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person.

      "AGREEMENT" means this Joint Venture Agreement among CHS, Farmland, and
LOL.

      "ANCILLARY AGREEMENTS" means the documents listed as Exhibits B through L in Article I, in each case as such document may be amended, restated or otherwise modified from time to time in accordance with the terms of such document and this Agreement.

      "CLOSING" means the meeting at which the actions and deliveries referenced in Article V are made, and "CLOSING DATE" means the date of the Closing as also set forth in Section 5.1.

      "COMPANY" shall have the meaning set forth in Section 1.1.

      "CONSENT" means any consent, approval, permit, or other authorization of, or declaration or notice to or filing with, any Governmental Authority or any other Person.

       "FARMLAND CONTRIBUTED ASSETS" shall have the meaning set forth in Section 1.5(a).

       "FARMLAND PERSONAL PROPERTY" shall have the meaning set forth in Section 1.5(a).

      "DISPUTE" means any dispute, controversy or claim arising out of or relating to this Agreement regarding any alleged or actual breach, termination or invalidity thereof.

      "EXHIBIT" means any of Exhibits A through D attached to this Agreement.

      "FARMLAND" means Farmland Industries, Inc.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any region, state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Person owned or controlled through stock or capital ownership or otherwise by any of the foregoing.

      "GOVERNMENTAL LICENSES" means all licenses, permits, and other authorizations issued by any Governmental Authority.

      "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 7.1.

      "INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.1.

      "LLC AGREEMENT" shall have the meaning set forth in Section 1.

      "LOL" means Land O'Lakes, Inc.

      "LOL CONTRIBUTED ASSETS" shall have the meaning set forth in Section
1.4(a).

      "LOL PERSONAL PROPERTY" shall have the meaning set forth in Section
1.4(a).

      "KNOWLEDGE" means the actual knowledge of the officers of the Party and its Affiliates as of the date of this Agreement.

      "MATERIAL ADVERSE EFFECT" means, with respect to a specific asset, business or Person, any fact, circumstance or condition that would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or prospects thereof, taken as a whole.

      "MEMBERS" means Farmland and LOL, collectively.

      "OTHER ASSETS" shall have the meaning set forth in Section 1.5(b).

      "PARTY" and "PARTIES" shall have the meaning set forth in the Preamble.

      "RECIPIENT" shall have the meaning set forth in Section 8.2(c).

      "SCHEDULE" means any of Schedules attached to this Agreement.

      "THIRD PARTY CLAIM" shall have the meaning set forth in Section 7.2(d).